Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2022 results
Record Quarterly Revenues of $104M
Record End of Quarter ARR of $92M
(Minneapolis, MN, August 4, 2022) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its third fiscal quarter ended June 30, 2022.

Third Fiscal Quarter 2022 Results Compared to Third Fiscal Quarter 2021 Results1

•Revenue was $104 million, an increase of 31%.

•Gross profit margin was 55.5% versus 53.8%. Gross profit margin excluding amortization was 56.7% compared to 55.2%.

•Net income per diluted share increased to $0.12 from $0.09, an increase of 33%.

•Adjusted EPS increased to $0.45 per diluted share, an increase of 80%.

•Adjusted EBITDA increased to $21 million, an increase of 82%.

•Annualized Recurring Revenue, or ARR, was $92 million at quarter end, an increase of 157%.

1 Third Fiscal Quarter 2022 results include the results of Ventus, which was acquired during our first fiscal quarter of 2022.

Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.

“I’m incredibly proud of the Digi team, who have performed exceptionally in challenging conditions,” said Ron Konezny, President and Chief Executive Officer. “Demand for our leading Industrial Internet of Things offerings remains robust, with another strong quarter of bookings leading to increased backlog. It is particularly rewarding to achieve the first of our “100” objectives, exceeding $100 million in quarterly revenues. We have growing confidence in our ability to reach $100 million milestones in annualized recurring revenue and adjusted EBITDA within our strategic planning horizon.”
Segment Results
IoT Product & Services
The segment's third fiscal quarter 2022 revenues of $80 million increased 19% from the same period in the prior fiscal year. This increase is attributable primarily to revenue growth from console server products. ARR as of the end of the third fiscal quarter was nearly $15 million. Gross profit margin decreased 160 basis points to 53.5% of revenues for the third fiscal quarter of 2022, due to product and customer mix, as well as, overcoming supply chain and inflationary challenges.
IoT Solutions
The segment's third fiscal quarter 2022 revenues of $24 million increased 94% from the same period in the prior fiscal year. This increase from the prior year fiscal quarter was driven by increased revenue from our November 2021 acquisition of Ventus. ARR as of the end of the third fiscal quarter was over $77 million. Gross profit margin increased 1,530 basis points to 62.2%, due to growth of subscription revenue in the third quarter of fiscal year 2022. This also demonstrates the value of our high margin recurring revenue business model.

Digi International Reports Third Fiscal Quarter 2022 Results
Fourth Fiscal Quarter 2022 Guidance
With consideration to the supply chain and the other challenging macro conditions, we are providing the following guidance for our fourth fiscal quarter of 2022:
Revenues are estimated to be $98 million to $102 million, or 24% to 29% growth year over year. We provide earnings guidance on a non-GAAP basis as it is difficult to predict with reasonable certainty various items including but not limited to the impact of foreign exchange translation, restructuring, interest and certain tax related events. Given the uncertainty, any of these or other items could have a significant impact on U.S. GAAP results. Adjusted EBITDA is estimated to be $19.5 million to $21.0 million. Using a fully diluted share count of 36.4 million shares, we expect Adjusted EPS to be $0.41 to $0.44 per diluted share.
Third Fiscal Quarter 2022 Conference Call Details
As announced on July 13, 2022, Digi will discuss its third fiscal quarter 2022 results on a conference call on Thursday, August 4, 2022, before market open, at 10:00 a.m. ET (8:00 a.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register.vevent.com/register/BI3a786701f13c4a8c9cb4490001ac0f99. Once registration is completed, participants will be provided a dial-in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/6z92jchj.
A replay will be available within approximately two hours after the completion of the call, and made accessible for one week. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release, as well as a shareholder letter and supplemental investor presentation relating to our third fiscal quarter results can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "plan," "potential," "project," "should," or "continue," or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the ongoing supply chain and transportation challenges impacting businesses globally, the ongoing COVID-19 pandemic and efforts to mitigate the same, risks related to ongoing inflationary pressures as well as present concerns about a potential recession and the ability of companies like us to operate a global business in such conditions, risks arising from the present war in Ukraine, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions such as our recently completed acquisition of Ventus, our ability to defend or settle satisfactorily any litigation, uncertainty

Digi International Reports Third Fiscal Quarter 2022 Results
in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2021 and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Third Fiscal Quarter 2022 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Third Fiscal Quarter 2022 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2022	2021	2022	2021
Revenue	$103,517	$79,079	$282,487	$229,526
Cost of sales	46,091	36,523	125,196	105,495
Gross profit	57,426	42,556	157,291	124,031
Operating expenses:
Sales and marketing	18,230	15,910	51,325	46,271
Research and development	13,968	12,374	41,199	34,822
General and administrative	15,149	10,153	43,216	34,701
Restructuring charge	105	101	214	995
Operating expenses	47,452	38,538	135,954	116,789
Operating income	9,974	4,018	21,337	7,242
Other expense, net	(5,392)	(482)	(14,716)	(1,244)
Income before income taxes	4,582	3,536	6,621	5,998
Income tax expense (benefit)	456	379	(1,539)	220
Net income	$4,126	$3,157	$8,160	$5,778

Net income per common share:
Basic	$0.12	$0.09	$0.23	$0.18
Diluted	$0.12	$0.09	$0.23	$0.18
Weighted average common shares:
Basic	35,131	34,057	34,900	31,443
Diluted	35,740	35,148	35,740	32,706

Digi International Reports Third Fiscal Quarter 2022 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2022	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$41,515	$152,432
Accounts receivable, net	52,009	43,738
Inventories	61,687	43,921
Income taxes receivable	9,784	2,698
Other current assets	4,562	3,869
Total current assets	169,557	246,658
Non-current assets	694,082	372,873
Total assets	$863,639	$619,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,523	$—
Accounts payable	27,949	22,586
Other current liabilities	51,106	36,355
Total current liabilities	94,578	58,941
Non-current liabilities	282,139	88,073
Total liabilities	376,717	147,014
Total stockholders’ equity	486,922	472,517
Total liabilities and stockholders’ equity	$863,639	$619,531

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2022	2021
Net cash provided by operating activities	$15,454	$42,084
Net cash used in investing activities	(351,771)	(7,957)
Net cash provided by financing activities	224,313	60,579
Effect of exchange rate changes on cash and cash equivalents	1,087	(1,893)
Net (decrease) increase in cash and cash equivalents	(110,917)	92,813
Cash and cash equivalents, beginning of period	152,432	54,129
Cash and cash equivalents, end of period	$41,515	$146,942

Digi International Reports Third Fiscal Quarter 2022 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended June 30,				Nine months ended June 30,
	2022		2021		2022		2021
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$103,517	100.0%	$79,079	100.0%	$282,487	100.0%	$229,526	100.0%

Net income	$4,126		$3,157		$8,160		$5,778
Interest expense, net	5,296		368		14,657		1,015
Income tax expense (benefit)	456		379		(1,539)		220
Depreciation and amortization	8,747		5,148		25,393		15,200
Stock-based compensation	2,143		2,110		6,402		6,331
Changes in fair value of contingent consideration	—		—		—		5,772
Restructuring charge	105		101		214		995
Acquisition expense	175		313		4,256		937
Adjusted EBITDA(1)	$21,048	20.3%	$11,576	14.6%	$57,543	20.4%	$36,248	15.8%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2022		2021		2022		2021
Net income and net income per diluted share	$4,126	$0.12	$3,157	$0.09	$8,160	$0.23	$5,778	$0.18
Amortization	7,046	0.20	4,101	0.12	20,400	0.57	11,989	0.37
Stock-based compensation	2,143	0.06	2,110	0.06	6,402	0.18	6,331	0.19
Other non-operating income	96	—	114	—	59	—	229	0.01
Acquisition expense	175	—	313	0.01	4,256	0.12	937	0.03
Changes in fair value of contingent consideration	—	—	—	—	—	—	5,772	0.18
Restructuring charge	105	—	101	—	214	0.01	995	0.03
Interest expense, net	5,296	0.15	378	0.01	14,657	0.40	1,028	0.03
Tax effect from the above adjustments (1)	(2,497)	(0.07)	(1,026)	(0.03)	(8,263)	(0.23)	(4,494)	(0.14)
Discrete tax benefits (2)	(556)	(0.02)	(512)	(0.01)	(2,746)	(0.07)	(764)	(0.02)
Adjusted net income and adjusted net income per diluted share (3)	$15,934	$0.45	$8,736	$0.25	$43,139	$1.21	$27,801	$0.85
Diluted weighted average common shares		35,740		35,148		35,740		32,706
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2022 and 2021 based on adjusted net income.
(2)For the three and nine months ended June 30, 2022 and 2021 discrete tax benefits primarily are a result of excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.